REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholder and Trustees of
     The MMA Praxis Mutual Funds:

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and changes in net assets, and the financial highlights present fairly, in all material respects, the financial position of MMA Praxis Intermediate Income Fund, MMA Praxis Growth Fund and MMA Praxis International Fund (constituting MMA Praxis Mutual
Funds, hereafter referred to as the "the Funds") at December 31, 1998, the results of each of their operations, the changes in their net assets, and the financial highlights for each of the periods presented, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1998 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP


Columbus, Ohio
February 11, 1999